Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made in Montréal, Québec, on October 1st, 2010.

BY AND BETWEEN:	ENERKEM CORPORATION, corporation incorporated under the laws of Delaware;

(hereinafter, collectively the “Corporation”);

AND:	Dirk Andreas, domiciled and residing at 153 S. Bothwell St. Palatine, IL 60067;

(hereinafter, the “Executive”).

WHEREAS the Corporation desires to employ the Executive on a full-time basis as Senior Vice-President of Business Development, North America and the Executive wishes to be employed by the Corporation on a full-time basis as Senior Vice-President of Business Development, North America;

WHEREAS the parties consequently desire to enter into this Employment Agreement setting forth the terms and conditions of the employment of the Executive with the Corporation from and after the date hereof and setting forth the benefits attaching thereto;

NOW, THEREFORE, the parties agree as follow:

1.          INTERPRETATION

1.1.       Definitions. Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

a)   “401(k) Plan” shall mean a tax-qualified deferred compensation plan in which Executive can elect to contribute a portion of Executive’s  wages to the plan on a pre-tax basis, pursuant to 26 U.S.C. §401(k).

b) “Agreement” shall mean this Employment Agreement and all instruments supplemental hereto or any amendment or confirmation hereof; “herein”, “hereof”, “hereto”, “hereunder” and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; “Article”, “Section”, “Subsection” or other subdivision of this Agreement means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement.

c) “Base Salary” shall have the meaning attributed thereto in Article 4.

d) “Basic Payments” shall mean an amount equal to the aggregate of:

i. earned but unpaid Base Salary;

ii. earned but unpaid bonus;

iii. unpaid business expense reimbursement;

iv. unpaid monthly car allowance; and

v. the amount payable for accrued but unused vacation days, as provided for in Section 6.5.

e) “Business” shall mean the development and commercialization of proprietary gasification technology and advanced gas conditioning and conversion processes (the “Technology”), and (ii) the development of steam, power, liquid alcohol, liquid hydrocarbon, hydrogen and/or chemical production projects based on such Technology;

f) “Cause” shall mean the occurrence of any one of the following acts or events by the Executive:

i. any material breach of this Agreement by the Executive not cured within ten (10) days after written notice thereof (provided however that no notice shall be given in the event of a breach by the Executive of any of the restrictive covenants which are set forth in Articles 8, 9, 10, 11, 12 and 13);

ii. theft or fraud of or from the Corporation or any other act of dishonesty;

iii. failure by the Executive to act honestly and in the best interest of the Corporation;

iv. any failure by the Executive to follow the reasonable and lawful directions of the CEO (as described hereinafter) of the Corporation or any failure to act in the best interest of the Corporation;

v. any behavior of the Executive or any conviction of a crime (other than traffic violations and minor misdemeanors), causing harm or damage to the Corporation’s public image or relations with authorities;

vi. any actions or omissions on the part of the Executive constituting gross misconduct or negligence;

vii. the Executive or any member of the Executive’s family making personal profit out of or in connection with a transaction or a business opportunity in which the Corporation is involved or to which it is associated, without making disclosure to and seeking the prior written consent of the CEO or any other breach of fiduciary duties; or

viii. any act or omission of the Executive which, pursuant to applicable law, constitutes just and sufficient cause or serious reason for termination of employment without notice, payment in lieu of notice or any indemnity whatsoever.

g) “Change of Control” shall mean the occurrence of either (i) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, by way of take-over bid, amalgamation, merger or other similar procedure, of issued shares of the Corporation representing more than fifty percent (50%) of the votes attaching to all previously outstanding voting shares of the Corporation; or (ii) the acquisition by a Person or Persons whether or not they are acting in concert, directly or indirectly, of all or substantially all of the assets of the Corporation;

h) “CEO” shall mean the Chief Executive Officer of the Corporation;

i) “Confidential Information” shall mean, all knowledge, data, information or materials in whatever form (oral, written, machine-readable or otherwise) pertaining to,

relating to or otherwise concerning the Corporation and its subsidiaries (if any) including, without limiting the generality of the preceding, its business (including the Business), activities, customers (including the Customers), prospective customers, suppliers, distributors, employees, consultants, shareholders, officers or directors that is acquired or disclosed to the Executive by the Corporation, its subsidiaries (if any), or their officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors; provided however, that the phrase “Confidential Information” shall not include information that:

i. is in the public domain or is generally known in the industry in which the Corporation operates, without any fault or responsibility of the Executive; or

ii. is approved by the CEO for disclosure by the Executive prior to its actual disclosure;

j) “Customer” shall mean any and all Persons having purchased the Corporation’s goods or services in connection with the Business at any time during the two (2) years preceding the termination of the Executive’s employment or with whom the Corporation is in negotiation at the time the Executive’s employment is terminated with a view to selling or providing goods or services, in connection with the Business, to such Person;

k) “Good Reason” shall mean the occurrence of any one of the following acts or events without the prior written consent of the Executive:

i. a substantial reduction in the Executive’s title, duties, responsibilities or status, as compared to the Executive’s title, duties, responsibilities or status as of the effective date of this Agreement, provided that such reduction does not directly result from the Executive’s substandard performance of his duties or responsibilities; or

ii. the assignment to the Executive of duties inconsistent with the Executive’s position, span of control, responsibilities or status within the Corporation as of the effective date of this Agreement;

l) “Incapacity” shall mean any medical condition whatsoever (including physical or mental illness) which leads to the Executive’s absence from his job functions for a continuous period of six (6) months without the Executive being able to resume functions at the expiration of such period and unsuccessful attempts to return to work for periods of less than fifteen (15) days shall not interrupt the calculation of such six (6) month period;

m) “Intellectual Property Rights” shall mean all registered and unregistered intellectual property rights including, without limiting the generality of the foregoing, all intellectual property rights attached to:

i. all inventions, patentable or not patentable, patents, trademarks, trade names, works, copyrights, industrial designs, trade secrets, integrated circuits topographies and any similar or equivalent rights to any of the foregoing anywhere in the world; and

ii. all domestic and foreign registrations, applications and renewals thereof for registration of the foregoing;

n) “Person” shall mean an individual, corporation, company, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental authority or body; and pronouns which refer to a Person shall have a similarly extended meaning;

o)  “Technology” shall have the meaning attributed thereto in Section1.1.d;

p) “Territory” shall mean Canada and the United States; and

q) “Works” shall mean all discoveries, inventions, improvements, innovations, processes, integrated circuits topographies, codes, software, know-how, recipes, technology, formulas, drawings, specifications for products, materials and equipment, data, works of authorship, process development and ideas including all related documentation on whatever support it is, of which the Executive is solely or jointly, in whole or in part, an inventor, discoverer, author, conceiver or originator and which (i) is directly or indirectly related to the Business or to the Corporation’s demonstrably anticipated processes, research or development which the Executive had access to or knowledge of or (ii) results from the use of equipment, supplies, facilities, Confidential Information or Intellectual Property Rights of the Corporation.

1.2.       Preamble. The preamble hereof shall form an integral part of this Agreement.

2.          DUTIES

2.1.       The Executive shall hold the full-time position of Senior Vice-President of Business Development, North America, of the Corporation.

2.2.       The Executive shall report to the CEO.

2.3.       The Executive’s duties and responsibilities shall include, in addition to those inherent to the Executive’s title and normally pertaining to such title, those compatible with the Executive’s position and which the CEO may delegate to him from time to time.

2.4.       The Executive shall comply in all material respects with all applicable rules and policies of the Corporation made known to him, from time to time.

3.          DURATION

The Executive’s employment shall commence on November 2, 2010 (the “Starting Date”).  This Agreement is hereby concluded for an indeterminate term.

4.          SALARY

The Executive shall receive an annual base salary of USD$240,000 (hereinafter, the “Base Salary”), less applicable legal deductions, to be paid in accordance with the Corporation’s standard payroll practices in force from time to time. The Base Salary shall be subject to annual increases as approved by the CEO.  Notwithstanding the foregoing, the Executive shall not be entitled to any Base Salary increase before January 1, 2012.

5.          BONUS

5.1.       The Executive shall be eligible to receive an annual bonus representing up to thirty-five percent (35%) of his Base Salary, the whole subject to the attainment of certain milestones mutually agreed upon annually by the Executive and the CEO. The parties agree to determine the first series of milestones within ninety (90) days of the execution of this Agreement.

5.2.       The bonus shall be earned so long as the Executive remains employed in good standing by the Corporation through the Corporation’s year end and shall be paid within ten (10) days following the approval, by the Board of Directors of the Corporation, of the Corporation’s audited annual financial statements but in any event, no later than six (6) months following the Corporation’s year end.  For greater certainty, no interest shall be payable by the Corporation on the amount of the bonus. The Executive shall be entitled to the payment of his full bonus (USD$84,000) should he be terminated without Cause during his first year of employment.

5.3.       As a “sign on” bonus to compensate Executive for compensation forfeited by his termination of his prior employment, the Executive shall receive 10,818 stock options to subscribe to Class A Common Shares of the Corporation to be granted as of the Starting Date pursuant to the Corporation’s stock option plan. The Option Price (as defined in the Corporation’s stock option plan) shall be equal to CAD$6 and each option shall expire on the fifth (5TH) anniversary of the date of grant, unless earlier terminated in accordance with the Corporation’s stock option plan.  The terms and conditions of said options will be evidenced in a stock option agreement to be entered into between the Executive and the Corporation, in accordance with the Corporation’s stock option plan. As specified in the stock option plan, the stock options shall vest over a period of four (4) years, as follows: 25% of the options shall vest on the first anniversary of the date of the grant and the remaining options shall vest in equal monthly amounts (2.08%) over the following three (3) years.

5.4.       In the event of a Change of Control, 50% of the Executive’s options that remain unvested as of the date of such Change of Control vest immediately on such date; and in the event that the Executive’s employment is terminated without Cause (or the Executive resigns for Good Reason) within one hundred and eighty (180) days following the date of such Change of Control, all remaining unvested options shall vest immediately upon such resignation or termination, and all such vested options and previously vested options may be exercised by the Executive for a period of ninety (90) days following the date of such termination without Cause or resignation for Good Reason (failing which such options shall expire and be null and void), provided that in no event shall such options remain outstanding for a period longer than the original term of the options.  This Section 5.4 is operative only if no initial public offering of common stock has been made by the Corporation prior to the event of a Change of Control.

6.          BENEFITS AND VACATION

6.1.       The Corporation does not currently carry a corporate medical insurance plan to offer its employees who are United States residents. The Executive shall undertake to carry over his current insurance plan under the Consolidated Omnibus Budget Reconciliation Act (COBRA) as an individual plan, for a maximum period of up to thirty (30) months, or as allowed under COBRA. For the first (1st) month of the thirty (30) month period, the Executive shall submit an invoice for the payment of such plan’s premiums and the Corporation shall reimburse the Executive. For the 2nd through 30th months, the Corporation shall pay Executive’s insurance plan premiums directly to the insurance company.  At any time, the Corporation shall, at its option, (i) provide the Executive with corporate insurance plan coverage or (ii) require the Executive to enter into an individual insurance plan, for which the premiums will be reimbursed by the

Corporation to the Executive, provided that the Corporation has approved in advance the amount of such premiums.  In any event, Executive’s insurance plan will remain equivalent in coverage, cost and care as the plan he enjoyed under COBRA.  In no event will a new insurance plan require Executive or any of his family members to change primary care doctors unless Executive chooses to do so.  At no time later than the Executive’s 30th month of employment, the Company shall offer Executive and his dependents a medical insurance plan that is equivalent in coverage, cost and care as the plan he enjoyed under COBRA.  In addition and to the extent the Executive is eligible, the Executive shall be entitled to participate in the Corporation’s other benefit programs and plans which are presently granted or which, at any time during his employment, may be granted to senior executives of the Corporation, the whole in accordance with the terms and conditions set forth in the programs or plans that the Corporation may institute from time to time.

6.2.       All reasonable business expenses incurred by the Executive during his employment in connection with the performance of his duties shall be reimbursed by the Corporation, upon submission of invoices or other supporting documentation, in accordance with the Corporation’s policies.

6.3.       The Executive shall be entitled to four (4) weeks of paid vacation per year commencing on April 1st of each year through March 31st of the following year.  All vacation shall be taken at such times and intervals mutually agreed upon between the Executive and the CEO.

6.4.       The Executive will be entitled to take as holidays all United States Bank Holidays.

6.5.       Upon termination of the Executive’s employment hereunder or upon the Executive’s request at any time, the Corporation shall pay to the Executive all accrued but unused vacation.

6.6.       The Executive shall receive a monthly car allowance of four hundred dollars (USD$400), to be paid in accordance with the Corporation’s current practices, and will be considered as taxable income. Additional monies shall be payable by the Corporation under current United States Internal Revenue Services rules and regulations.

6.7.       On or before January 1, 2011, the Corporation shall devise and put into effect a 401(k) plan for the purpose of Executive’s retirement benefit savings.

7.          LOYALTY

7.1.       The Executive shall act with diligence, loyalty and honesty and shall make all necessary efforts to promote the Corporation’s legitimate interests.

7.2.       The Executive agrees to devote his full business time, his skills and best efforts to the Business and affairs of the Corporation. For greater certainty but without limiting the generality of the foregoing, it is understood that the Executive shall not be employed with respect or in relation to, any Person other than the Corporation, without the prior written approval of the CEO. The Executive represents that he is not a party to any non-competition or other agreement with any former employer that would bar or restrict his ability to perform his duties to the Corporation, as described herein. The Executive further represents that he has not disclosed (and will not disclose) to the Corporation or use on behalf of the Corporation any trade secrets or confidential information of any former employer.

7.3.       Without limiting the generality of the foregoing, the Executive may serve on other Boards of Directors, subject to the prior approval of the CEO of the Corporation. For greater certainty, nothing in this Section 7.3 shall limit or restrict in any way the obligations of the Executive under Articles 8, 9, 10, 11, 12 and 13 hereof.

8.          CONFIDENTIALITY

8.1.       The Executive shall not, whether directly or indirectly, use, divulge, diffuse, sell, transfer, reproduce, give, circulate or otherwise distribute to any Person or otherwise make public any Confidential Information.

8.2.       Any document, material or Work composed, assembled or produced, directly or indirectly by the Executive or the Corporation and containing Confidential Information (including, without limitation, all notes, extracts, text or references from which any Confidential Information can be implicitly or otherwise revealed or understood) shall be deemed to be Confidential Information within the meaning of this Agreement and shall be subject to the terms and conditions of this Article 8.

8.3.       Confidential Information and all embodiments thereof (including any reproduction) shall remain the sole property of the Corporation and shall be returned to the Corporation immediately upon request to this effect or immediately after the termination of the Executive’s employment.

8.4.       Notwithstanding Section 8.1 above, the Executive shall have the right to use Confidential Information as required in the performance of his duties, provided that he shall at all times take steps prescribed by the Corporation to prevent the unauthorized use or disclosure of Confidential Information.

8.5.       Anything to the contrary herein notwithstanding, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a governmental body or is otherwise required by law; provided however that the Executive shall, if reasonably possible, first have given prompt notice thereof to the Corporation and shall have, as reasonably possible, fully cooperated in the Corporation’s attempt, if any, to obtain a “protective order” from the appropriate governmental body.

8.6.       The provisions of this Article 8 shall survive the expiration or termination of this Agreement.

9.          WORKS

9.1.       In consideration of the compensation that the Executive receives from the Corporation, all Works (including all data and records pertaining thereto) that the Executive may, directly or indirectly, invent, discover, author, originate or conceive during his employment and the period under Section 17.2 as applicable and all Intellectual Property Rights relating thereto shall be the sole and exclusive property of the Corporation.

9.2.       With respect to Works made or conceived by the Executive, whether directly or indirectly, during his employment and the period under Section 17.2 as applicable, the Executive shall perform the following:

9.2.1.          promptly disclose and describe in detail such Works in writing to the Corporation with the intention that the Corporation shall have full knowledge and ownership of such Works and practical applications of such Works;

9.2.2.          assign (and the Executive does hereby assign) to the Corporation or such Person designated by the Corporation, without further compensation (but at the Corporation’s expense), upon request and in the manner prescribed by the Corporation, all right, title and interest in and to said Works and to Intellectual Property Rights related to said Works throughout the world and waive (and the Executive does hereby waive) any and all other rights that are non assignable relating thereto, including but not limited to moral rights in all copyrightable Works or any non-economic rights relating thereto;

9.2.3.          deliver promptly to the Corporation, upon request and in the form and manner prescribed by the Corporation (without compensation to the Executive but at the Corporation’s expense), all written instruments and documentation relating to said Works and Intellectual Property Rights and do such acts as deemed necessary by the Corporation to obtain, maintain and transfer all rights and title thereto to the Corporation; and

9.2.4.          give reasonable assistance that may be required by the Corporation or the Person designated by the Corporation pursuant to subsection 9.2.2 to enable it to protect or exploit the Works and Intellectual Property Rights in any country of the world.

10.        OBLIGATION OF NON-COMPETITION

10.1.     The Executive shall not, during his employment and for a period of eighteen (18) months (or three (3) months under the circumstance described at Section 17.2.1 or six (6) months under the circumstance described at Section 17.2.2) following the termination of his employment in all or part of the Territory, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, carry on or be employed by, enter into any discussions regarding employment with, be engaged in, or have any financial interest in any business developing, using, licensing, commercializing or providing products or services, which is covered by the definition of “Business” as contained herein or which competes with the Business. The term “compete” as used herein means to engage, directly or indirectly, either as a proprietor, partner, employee, agent, consultant, director, officer, stockholder or in any other capacity or manner whatsoever.

11.        OBLIGATIONS OF NON-SOLICITATION OF CUSTOMERS AND NON-INTERFERENCE

11.1.     The Executive shall not, during his employment and for a period of eighteen (18) months (or three (3) months under the circumstance described at Section 17.2.1 or six (6) months under the circumstance described at Section 17.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person,

11.1.1.                      for any purpose which is in competition, in whole or in part, with the Business, solicit any Customer or procure or assist in the soliciting of any Customer.

11.1.2.                      for any purpose which is in competition, in whole or in part, with the Business, accept or procure or assist in the acceptance of any business from any Customer or supply or procure or assist the supply of any goods or services to any Customer, in all or part of the Territory.

11.1.3.                      interfere or attempt to interfere with the Business or persuade or attempt to persuade any Customer to discontinue or adversely alter such Person’s relationship with the Corporation.

11.1.4.                      take advantage of or derive a benefit from any business opportunities relating to the Business that the Executive became aware of during his employment with the Corporation, even if the Corporation did not take advantage or exploit such opportunities.

12.                        OBLIGATION OF NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS

The Executive shall not, during his employment and for a period of eighteen (18) months (or three (3) months under the circumstance described at Section 17.2.1 or six (6) months under the circumstance described at Section 17.2.2) following the termination of his employment, on his own behalf or on behalf of any Person, whether directly or indirectly, in any capacity whatsoever, alone, through or in connection with any Person, employ, offer employment to or solicit the employment or service of or otherwise entice away from the employment or service of the Corporation, any individual who is employed by the Corporation or any Person whose consulting services are retained by the Corporation in the twelve (12) month period preceding the termination of the Executive’s employment, whether or not such individual or Person would commit any breach of his or her contract of employment or services agreement by reason of leaving the service of the Corporation.

13.                        NON-DISPARAGEMENT

The Executive shall not, during his employment and for a period of thirty-six (36) months  following the termination of his employment, engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity or reputation of the Corporation, its Affiliates and their respective officers, directors, shareholders, employees, consultants, agents, customers (including the Customers), prospective customers, suppliers or distributors.

14.                        ENFORCEMENT

14.1.              The Executive acknowledges that the restrictions contained in Articles 8, 9, 10, 11, 12, and 13 of this Agreement, in view of the nature of the Business in which the Corporation is engaged and the Executive’s knowledge and expertise in relation thereto, are reasonable and necessary in order to protect the legitimate interests of the Corporation and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of the aforementioned restrictions. The Executive further acknowledges that in the event of a violation of any of these restrictions, the Corporation shall be entitled to obtain from any Court of competent jurisdiction temporary, interlocutory and permanent injunctive relief, which rights shall be cumulative and in addition to any other rights or remedies to which the Corporation may be entitled. Without limiting the generality of the foregoing, the Executive expressly agrees that the character, duration and geographical scope of the non-competition provisions set forth in section 10.1 are reasonable in light of the circumstances as they exist on the date hereof and that any violation thereof would result in irreparable injuries to the Corporation and that damages alone would be an inadequate remedy for any violation of such provisions.

14.2.              It is expressly agreed by the parties hereto that the provisions of Articles 8, 9, 10, 11, 12, 13, and 14 shall survive the termination of the Executive’s employment pursuant to the time limitations specified in each Article.

15.                        PROPERTY OF THE CORPORATION

The Executive acknowledges that any document, equipment or any other property of the Corporation or its subsidiaries including, without limitation, any file, Work, document, sample, model, plan, mark-up, film or estimate, directly or indirectly related to the Business, which may be removed from the premises or taken from computers of the Corporation or any of its subsidiaries, shall remain the exclusive property of the Corporation or its subsidiaries and shall be returned immediately upon request or after the termination of this Agreement.

16.                        TERMINATION OF EMPLOYMENT

16.1.              The Executive’s employment may be terminated in any of the following eventualities:

a) at any time, for Cause, on simple written notice from the Corporation to the Executive, the whole without any other notice or any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

b) at any time, upon the death or the Incapacity of the Executive, the whole without any notice, any pay in lieu of notice, severance pay or any indemnity whatsoever, except as may otherwise be required by applicable law;

c) at any time, by the Executive, upon thirty (30) days prior written notice from the Executive to the Corporation, specifying the intention of the Executive to resign; or

d) at any time, by the Corporation, without Cause, upon written notice from the Corporation to the Executive in accordance with Article 17.

16.2.              Any written notice referred to in Section 16.1 above, with the exception of 16.1(d), shall indicate any specific termination provision in this Agreement relied upon and set forth in reasonable details any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

16.3.              The Executive shall deliver appropriate resignations from all offices and directorship positions with the Corporation and any of its subsidiaries, if, as and when requested by the Corporation, upon or following the termination of his employment.

17.                        PAYMENTS UPON TERMINATION OF EMPLOYMENT

17.1.              Should the Executive’s employment be terminated at any time a) by the Corporation for Cause, b) upon the death or the Incapacity of the Executive or c) upon the Executive’s resignation, the Corporation shall pay to the Executive (or his estate), within ten (10) days following the termination of his employment, in one lump sum (less statutory deductions at source), the Basic Payments.  The Executive shall not be entitled to receive any pay in lieu of notice, severance pay or other compensation whatsoever other than the Basic Payments.

17.2.              Should (a) the Executive’s employment be terminated by the Corporation without Cause or (b) the Executive resign for Good Reason within one hundred and eighty (180) days following the date of a Change of Control (each, an “Involuntary Termination”), the Corporation shall pay to the Executive on a monthly basis, beginning within ten (10) days following the Involuntary Termination, the following payments depending on the date of the Involuntary Termination, in each case less statutory deductions at source:

17.2.1.                      nine (9) months of Base Salary, if the date of Involuntary Termination is within twelve (12) months following the Starting Date; or

17.2.2.                      twelve (12) months of Base Salary, if the date of Involuntary Termination is greater than twelve (12) months and twenty-four (24) months following the Starting Date; or

17.2.3.                      twelve (12) months of Base Salary plus one (1) month of Base Salary per month of service completed beyond twenty-four (24) months, up to an aggregate maximum of eighteen (18) months of Base Salary.

17.3.              Regardless of whether Executive’s employment is terminated pursuant to Articles 16 or 17, Corporation shall pay for Executive’s and his immediate family’s medical insurance premiums for a period of six (6) months following Executive’s termination.  Such medical insurance shall be equivalent in coverage, cost and care as the plan Executive and his family enjoyed on the date of his termination. Notwithstanding the preceding, the provisions of this Section 17.3 shall not apply in case of termination of the Executive’s employment pursuant to Section 16.1.a) (termination for cause) or 16.1.c) (voluntary resignation).

17.4.              The Executive recognizes and accepts that the Corporation shall not, in any case, be responsible for any additional amount, pay in lieu of notice, severance pay or other damages arising from the termination of his employment, except for those specifically provided for herein.

17.5.              Payment of the amounts described in this Article 17 shall be contingent upon receipt of a full and satisfactory release executed by the Executive in favour of the Corporation.

18.                        MISCELLANEOUS

18.1.              Indemnification.  The Corporation shall indemnify the Executive, in his capacity as an officer of the Corporation, in substantially the same form as provided to other officers of the Corporation from time to time, consistent with applicable laws.

18.2.              Headings. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

18.3.              No contradiction. The restrictive covenants set forth in this Agreement shall not be deemed to be in contradiction with the restrictive covenants set forth in any shareholder agreement in respect of the Corporation to which the Executive may become a party from time to time.  Such covenants shall be in addition one to the other.

18.4.              Entire Agreement. All discussions, correspondence, understandings and agreements between the parties relating to the subject matter of this Agreement are superseded by and merged into this Agreement which alone fully and completely expresses the agreement between the parties on the terms of the Executive’s employment by the Corporation, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in this Agreement.

18.5.              Amendments. No amendment shall be binding unless expressly provided in an instrument duly executed by the parties.

18.6.              Severability. Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall otherwise remain in full force and effect.

18.7.              Waiver. No waiver, whether by conduct or otherwise, of any of the provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the parties to be bound thereby.

18.8.              Assignment. This Agreement and the Executive’s rights and obligations hereunder may not be assigned by the Executive.  The Corporation may assign its rights together with its obligations hereunder in connection with any sale, transfer or other disposition of all or a material part of its business and assets; and such rights and obligations shall inure to and be binding upon any successor of the Corporation, whether by merger, purchase of stocks or assets, reorganization or otherwise.

18.9.              Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware.  .

18.10.        Jurisdiction. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the United States District Court in the Northern District of Illinois. By execution and delivery of this Agreement, the Executive and the Corporation irrevocably consent to the jurisdiction of this Court.

18.11.        Independent Legal Advice. The Executive acknowledges that he has been afforded an opportunity to obtain independent legal advice with respect to this Agreement and that he understands the nature and the consequences of this Agreement.

19.                        GUARANTY.

The obligations of the Corporation hereunder is guaranteed by Enerkem Inc., which is the parent of the Corporation.  A copy of this executed Guaranty is attached hereto and incorporated herein as Exhibit A.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the date and at the place first above-mentioned.

ENERKEM CORPORATION

Per:	/s/ Vincent Chornet
Vincent Chornet, President

/s/ Dirk Andreas

DIRK ANDREAS

Exhibit A

Guaranty

GUARANTY OF PAYMENT AND PERFORMANCE

The undersigned Enerkem Inc. (“Guarantor”) hereby guarantees the payment and performance of that certain Employment Agreement by and between Enerkem Corporation (“Enerkem”) and Dirk Andreas (“Andreas”) dated October 1st, 2010 (“Employment Agreement”).

Guarantor represents and warrants that it is the parent of Enerkem and that it is in its interest to have Enerkem enter into the Employment Agreement with Andreas. Guarantor understands that Andreas would not enter into the Employment Agreement unless the obligations of Enerkem thereunder are guaranteed by Guarantor.

This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance by Enerkem of its obligations under the Employment Agreement and not merely of collectability.  Enforcement of the obligations of the Guarantor hereunder is not conditioned upon any requirement that Andreas first attempt to collect or take any legal action against Enerkem.  The obligations of the Guarantor under this Guaranty shall continue in full force and effect until Andreas shall have received any and all payments and benefits due to him under the Employment Agreement.

In the event of litigation relating to the subject matter of this Guaranty, the non-prevailing party shall reimburse the prevailing party for all reasonable attorneys’ fees and costs resulting therefrom.

This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, shall inure to the benefit of Andreas and his successors and assigns, and shall be binding upon the Guarantor and its successors and assigns.  The parties agree that any litigation involving this Guaranty shall be resolved exclusively by the United States District Court in the Northern District of Illinois.  .

ENERKEM INC.

By:	/s/ Vincent Chornet
Vincent Chornet, President & CEO

/s/ Dirk Andreas
DIRK ANDREAS

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